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                                                                      EXHIBIT 12

                         CENTRAL GARDEN & PET COMPANY

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                              Nine-Month       Fiscal Year      Fiscal Year       Fiscal Year      Fiscal Year
                                             Period Ended        Ended            Ended             Ended            Ended
                                             September 30,    September 28,    September 27,     September 26,    September 25,
                                                 1995             1996              1997             1998             1999
                                             -------------    -------------    -------------     -------------    -------------
Income before income taxes                       $1,983          $14,465          $30,368           $58,095          $43,733
Fixed charges (1)                                 6,414            4,826            7,609             8,807           13,755
                                               --------          -------          -------           -------         --------
  Total earnings and fixed charges                8,397           19,291           37,977            66,902           57,488

Fixed charges (1)                                $6,414          $ 4,826          $ 7,609           $ 8,807          $13,755

Ratio of earnings to fix charges                   1.31             4.00             4.99              7.60             4.18
                                               ========          =======          =======           =======          =======

(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.